SRK Denver 7175 West Jefferson Avenue Suite 3000 Lakewood, CO 80235 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

Exhibit 23.2

December 2, 2011

Golden Queen Mining Company Ltd.
6411 Imperial Avenue
Vancouver, British Columbia
Canada, V7W 2J5

Re:	Golden Queen Mining Company Ltd. (the “Company”)
Registration Statement on Form S-1 (the “Registration Statement”)

I refer to the report entitled “NI 43-101 Technical Report – Soledad Mountain Project” dated March 2006, prepared by SRK Consulting of Lakewood, Colorado (the “Report”) as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Report in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the relevant portions of the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the services I performed in connection with such Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form S-1, and any amendment thereto, including post-effective amendments.

Yours truly,

SRK Consulting (U.S.), Inc.

/s/ Peter Clarke
Peter Clarke, P.E.
Principal Mining Engineer